CONSENT OF INDEPENDENT AUDITORS


Seligman High Income Fund Series:

We consent to the use in this Post-Effective Amendment No. 22 to Registration Statement No. 2-93076 of our reports dated July 31, 1996, appearing in the Mid-Year Report to shareholders for the six months ended June 30, 1996, and February 2, 1996, appearing in the Annual Report to shareholders for the year-ended December 31, 1995, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
New York, New York
December 26, 1996